Exhibit 10.5

Tmall Service Agreement

Party A: Fit Boxx Import and Export Trading (Shenzhen) Company Limited

Party B: Zhejiang Tmall Technology Co., Ltd.

Party C: Zhejiang Tmall Network Co., Ltd.

This Agreement is entered into by and among the legal entity who consents to and uses Tmall services in compliance with the provisions hereof (hereinafter referred to as the “Merchant” or “Party A”), Zhejiang Tmall Technology Co., Ltd. (hereinafter referred to as “Party B”), and Zhejiang Tmall Network Co., Ltd. (hereinafter referred to as “Party C”).

The three parties hereto are hereinafter referred to collectively as the “Parties”, and Party B and Party C are hereinafter referred to collectively as “Tmall”.

I. Content and Validity

The content hereof includes the text hereof and all types of rules that Tmall has published or will publish and notify the Merchant of (see guize.tmall.com and the Merchant’s background “Business Center”; where there is any discrepancy between the content of any rule at the former and that of the same rule at the latter, the content displayed at the “Business Center” shall prevail). All rules published by Tmall are an integral part hereof, and have the same legal force and effect as the text hereof. The Merchant undertakes to accept and comply with the provisions of relevant rules in using the services provided by Tmall. Tmall may on the basis of its needs modify this Agreement or formulate and modify all types of rules from time to time, provided that it shall announce publicly alterations which affect the Merchant’s rights and obligations at its website at least 7 days in advance.

Any amendment hereto or formulation or modification of rules shall, once taking effect, constitute a supplement to the rights and obligations of the Parties, and become a part hereof. Where the Merchant does not consent to relevant alteration, it shall forthwith notify Tmall by a formal written notice affixed with its seal, and Tmall may choose to terminate relevant alteration or forthwith dissolve this Agreement with the Merchant. Where after relevant alteration has become effective, the Merchant logs on to or continue to use Tmall services, it will be deemed that the Merchant has accepted the amended agreement. Unless otherwise specified or a separate agreement is executed, any expanded scope of service or software enhancement shall be bound by this Agreement.

Once the Merchant or any person authorized by the Merchant clicks on the button for the confirmation hereof, this Agreement shall become legally binding upon the Merchant and Tmall. For any renewing Merchant who has enabled Tmall services prior to the effectiveness hereof, this Agreement shall constitute an amendment and supplement to the agreement entered into by and among the Parties with respect to the use of Tmall services.

II. Definitions

“Tmall platform” refers to the e-commerce platform website [www.tmall.com (or any URL modified from time to time by Tmall based on its business needs, including but not limited to the URL of computer internet or mobile device internet) and client.

“Rules” refer to all rules, interpretations, public announcements, and other content that have been or will be published subsequently in the rule channel of the Tmall platform and all types of rules, implementing regulations, product process explanations, public announcements, etc. published by Tmall at maowo.tmall.com and its forum and help center.

“Entry criteria” refer to the preconditions that shall be met by the Merchant in order to use the services provided on the Tmall platform, e.g., the amount of registered capital, registration of trademarks, and the quality of products of an enterprise. The Merchant’s clicking on the button for the confirmation hereof will be deemed as its commitment to Tmall that it has met the criteria for entry into Tmall and will at all time meet such criteria during its use of Tmall services in the future. Tmall may amend the entry criteria and inspect the Merchant’s compliance with such criteria from time to time.

“Merchant” refers to any legal entity who operates goods or services on Tmall platform.

“Tmall account” refers to an exclusive number for using the services obtained by the Merchant with the consent of Tmall (numbers are different from one another), and is also known as “Tmall user name”.

“Service enabling” refers to the process through which Tmall permits the Merchant to open an online store at Tmall and use Tmall services and notifies the Merchant thereof after the Merchant has logged on to the Tmall website, completed information submission, agreement execution, and fees payment, and passed inspection.

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“Services” refer to the internet information service and the software service, second level domain name service, points system software service, etc. in relation thereto provided by Party B and/or Party C for the Merchant at the Tmall platform. All services hereunder are provided and terminated at the same time, and the Merchant may not order or use any service separately.

“Internet information service”, a kind of Tmall services, refers to the service provided by Party C for the Merchant to display product information for the Merchant at the Tmall platform.

“Software service in relation to internet information service”, a kind of Tmall services, which falls under the “software development/information system integration/data processing and storage service industry” in the [classification of national economic industries], refers to the software service provided by Party B for the Merchant in relation to information display and internet trading. Party B shall pay for such software service by means of either real-time payment deduction or yearly payment.

“Second level domain name service”, a kind of Tmall services, refers to the use by the Merchant of second level domain names bearing its brand keywords, trade name, and other signs as permitted by Tmall in accordance with the Tmall Store Naming Conventions.

“Points system software service” refers to the software service provided by Tmall for the Merchant in relation to the use of points software. See Article VI hereof for details on the use of points software.

“Other services” refer to other information services or software services which have been provided by Tmall for the Merchant. The specific service items are subject to the provisions of Appendix II hereto, Terms of Tmall Services, or any supplementary agreements entered into by and among the Parties.

“Alipay services” refer to the “Alipay” software service system and the accompanying payment for goods and collection of payments for goods services provided by Alipay (China) Network Technology Co., Ltd. (hereinafter referred to as “Alipay”) for the Merchant.

“Alipay account” refers to an exclusive number provided by Alipay for the Merchant for using the Alipay services (numbers are different from one another). The Merchant shall set a password for its Alipay account, with which it may check and calculate its payments received, prepayments, and accounts receivable or payable.

“Terms of Tmall Services” refer to Appendix II hereto, or any Terms of Tmall Services otherwise executed by and among the Parties in writing and affixed with their seals (supplementary provisions in relation to Merchant information, service fee, and other personalized content). Where there is any conflict between the content of the Terms of Tmall Services otherwise executed by and among the Parties and that of Appendix II hereto, the former shall prevail.

“Consumer” refers to any natural person or organization who purchases products on Tmall platform for consumption, and may also be named as “buyer”.

III. Submission of Merchant Information

During its use of Tmall services, Merchant shall use its Tmall account in combination with the password set by itself to log on to the Tmall website (www.tmall.com). Such password shall be kept by the Merchant by itself. The Merchant shall keep properly its Tmall service account and password and, without the consent of Tmall, may not transfer to others or authorize others to use the same, otherwise in order to safeguard the legitimate rights and interests of consumers, Tmall will terminate the provision of services for such Tmall account. Any and all operations or acts done or commitments made through the Merchant’s Tmall account are deemed as the Merchant’s own acts or having been fully authorized by the Merchant.

If the Merchant intends to use the services hereunder, it shall submit its information and relevant documentation to Tmall or any designated partner thereof as required by the entry criteria of the time when it applied for entry into Tmall. Tmall will provide Tmall services for the Merchant only to the extent that the brands and categories of the products and the scope of business of the Merchant meet Tmall’s conditions (i.e., the brands and categories of the products of the Merchant which may be displayed shall be subject to examination and approval by Tmall), provided that Tmall will examine the Merchant’s information and documentation only with non-professional and average person’s duty of care, and will not bear any liability for any loss caused by the Merchant’s relying on the result of examination.

The Merchant ensures that the information and documentation provided by it are authentic and meet the current Tmall entry criteria during the term hereof.

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Where during the performance hereof, the Merchant alters the information and documentation provided by it, or requires to add new brands or categories of products for operation or expand its scope of business, it shall comply with the latest Tmall entry criteria.

Tmall may conduct random inspection of the Merchant’s information and documentation from time to time, so as to examine the authenticity, legitimacy and validity thereof, and the Merchant agrees that Tmall may request the Merchant to submit more information or documentation for the aforesaid purpose.

IV. Security Deposit and Alipay Balance

The Merchant agrees to pay a certain amount as a monetary pledge (hereinafter referred to as the “security deposit”) to guarantee its performance of and compliance with this Agreement. The specific amount of security deposit that shall be paid shall be subject to the provisions of the Tmall Entry Criteria. The Merchant’s security deposit will be deposited with Alipay, and the payment thereof will be suspended in the Merchant’s Alipay account. In case of any adjustment of the means of payment, Tmall will notify the Merchant 15 days in advance.

(I) Amount of security deposit

The specific amount of security deposit that shall be paid by each Merchant shall be determined in accordance with the Tmall entry criteria. Where the Merchant fails to make up for the security deposit within fifteen (15) days upon receipt of notification, Tmall may forthwith suspend the provision of services or terminate this Agreement.

(II) Nature of security deposit

Payment of the Merchant’s security deposit will be suspended in the form of a special account. During the period of payment termination, the right to dispose of and use the security deposit is owned by Tmall. The Merchant’s security deposit is a monetary pledge for guaranteeing the performance hereof by the Merchant, and shall be used for its designated purpose only.

In case of dissolution, liquidation or bankruptcy of the Merchant, Tmall enjoys the right to be paid in priority with the security deposit.

(III) Payment and use of the security deposit

1. Payment of security deposit

The Merchant shall, upon executing this Agreement (by affixing its seal and signature hereto in writing or clicking on the “accept” button online), deposit a sufficient amount of money into its Alipay account, and Tmall will, prior to enabling services for the Merchant, instruct Alipay to suspend the payment of the corresponding amount in the Merchant’s Alipay account.

2. Use of security deposit

In addition to the suspension of payment of security deposit, Tmall may give instructions to Alipay in the following ways with respect to the management and use of the security deposit:

i) Unless otherwise provided for herein, Tmall will, within ten (10) working days upon the fulfillment of all of the following conditions, give an instruction to Alipay to revoke the suspension of payment of the security deposit:

a. This Agreement has been terminated; and

b. There are neither any transaction which has not been completed nor any complaint, punishment or dispute (including but not limited to controversy or dispute with Tmall, consumers or any other third party) which has not been handled by the Merchant within three consecutive months after the termination hereof.

ii) Tmall may dispose of the security deposit upon the occurrence of the following circumstances:

a. Where in any transaction conducted on Tmall platform, the Merchant violates the state laws and regulations, regulatory policies, or its commitments to the buyer, which results or may result in damage to the buyer’s rights and interests, the Merchant agrees that Tmall may determine the liability therefor, and inform based on the aforesaid determination Alipay to deduct the security deposit for returning the payment for goods and paying liquidated damages and/or compensation on behalf of the Merchant to the buyer.

b. Where in any transaction conducted on Tmall platform, the Merchant violates this Agreement or rules of Tmall, or shall return in accordance with the provisions thereof the payment for goods or pay liquidated damages and/or compensation to the buyer, the Merchant agrees that Tmall may determine the liability therefor, and inform based on the aforesaid determination Alipay to deduct the security deposit for returning the payment for goods and paying liquidated damages and/or compensation on behalf of the Merchant to the buyer.

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c. Where the Merchant violates state laws and regulations or regulatory policies, which results in damage to Tmall’s rights and interests (including but not limited to being subject to administrative penalty, media exposure, or goodwill impairment, or being convicted of infringement), Tmall may inform Alipay to transfer corresponding amount from the security deposit to Tmall’s account as liquidated damages and/or compensation.

d. Where the Merchant violates this Agreement or rules of Tmall, and shall pay in accordance with the provisions thereof liquidated damages and/or compensation to Tmall, Tmall may inform Alipay to transfer corresponding amount from the security deposit to Tmall’s account as liquidated damages and/or compensation.

e. Where there is any overdue amount payable by the Merchant to Tmall (no matter based on this Agreement or not), Tmall may inform Alipay to forthwith transfer corresponding amount from the security deposit to Tmall’s account.

f. Where the Merchant violates the provisions of any agreement between it and any of Tmall’s affiliates (hereinafter referred to collectively as the “affiliates”), as a result of which any economic loss is incurred to the affiliate, or the Merchant shall pay liquidated damages thereto, the Merchant authorizes Tmall to inform at the request of the affiliate Alipay to suspend the payment of corresponding amount in the security deposit in full or in part or directly transfer such amount to the affiliate’s Alipay account. The Merchant will be otherwise notified of the specific scope of the affiliates by Tmall, and agrees that Tmall will not bear any liability for such instruction on the suspension of payment or transfer, and that controversies and disputes in relation thereto will be settled by and between the Merchant and the aforesaid affiliate.

3. Where Tmall instructs in accordance with this Agreement and relevant rules Alipay to deduct the security deposit for payment to Tmall, consumers or other third parties, it shall notify the Merchant in writing via email, direct message, facsimile, or other means. In the written notice issued to the Merchant, Tmall will specify the reason for and amount of deduction.

4. After Alipay deducts or pays the Merchant’s security deposit as instructed by Tmall, the Merchant agrees that Tmall may inform Alipay to suspend the payment of corresponding amount in the balance in the Merchant’s Alipay account to make up for the security deposit. Where such balance is insufficient to make up for the security deposit, the Merchant shall otherwise pay the security deposit within 15 days upon notification by Tmall.

5. Upon the occurrence of the following circumstances, as a result of which the amount of payments or compensations that have been or may be made by Tmall exceeds the disposable balance of the security deposit, Tmall may request Alipay to directly suspend the payment of the amount in the Merchant’s Alipay account in case of compensation, or directly pay such amount to Tmall, so as to compensate Tmall for any loss suffered by it:

i) The Merchant applies for bankruptcy or is subject to application for bankruptcy;

ii) The Merchant assumes any debt of an amount much higher than the balance of the security deposit as a result of its business conduct on the Tmall platform;

iii) There is evidence proving that the Merchant’s solvency has dropped significantly, or the Merchant is engaged in property transfer or the obtaining of security deposit from Tmall by fraud;

V. Services and Fees

Prior to the execution by the Parties of a separate written Terms of Tmall Services (Minimum Guarantee) affixed with their seals, Party A shall settle with Tmall in respect of the following content, otherwise the provisions of the Terms of Tmall Services (Minimum Guarantee) shall prevail:

(I) Services provided by Party B and charges

1. Software service in relation to internet information service

i) Party B will provide the Merchant with software service in relation to internet information service, including but not limited to a software system for searching products, generating orders, managing transactions, and completing payments. Party B will charge the Merchant a software service fee, which consists of an annual fee and real-time deductions.

ii) The specific amount of the annual fee shall be determined based on the category of goods operated by the Merchant, subject to the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017. Unless a separate written agreement is executed by and among the Parties affixed with their seals, the annual fee shall be deposited by the Merchant into its Alipay account prior to the enabling of services, and Tmall services may be enabled only after Party B gives an instruction on deduction to Alipay and the deduction is completed successfully. The Merchant shall, prior to the enabling of services, pay to Party B the annual fee for an entire year in accordance with the amount provided for in the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017, and Party B will settle upon the termination hereof the annual fee based on the period of actual use of the services (including the period during which the store is subject to authority constraint, ranking lowering in searches, blocking out and supervision due to its violation of this Agreement and Tmall rules).

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iii) Real-time deductions will be made based on the Alipay turnover at the rate specified in the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017. Upon the confirmation by a consumer of its receipt of goods on a transaction order place with the Merchant, Party B will give an instruction on deduction to Alipay automatically through the software system, and a real-time deduction will be made at the software service fee rate as provided for herein. The turnover shall be subject to the Merchant’s Alipay turnover as recorded by the Alipay software system. In case of return of goods and there is no fault on the part of the Merchant, Tmall will, after confirming that the return of goods is true, return to the Merchant the software service fee collected for such return of goods through real-time deduction, provided that the same applies only to refunds completed by consumers and the Merchant through Tmall online refund system. Where the Merchant provides any refund for the consumer offline, no matter what evidence is provided by the Merchant to prove that the refund in relation to the return of goods has actually occurred, Tmall will not support the return of software service fee collected through real-time deduction in respect of the refund to the Merchant.

iv) In order to encourage the Merchant to improve service quality and increase turnover, except for special categories or unless otherwise agreed to by and among the Parties, Tmall will give conditional commercial discounts in the annual fee to the Merchant. See the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017 for details of the specific preferential conditions and standards of discounts. The settlement of discount in the annual fee will start upon the termination hereof, and the specific amount of discount in the annual fee will be calculated according to the length of time the Merchant uses Tmall services.

v) The following conditions shall be met for the Merchant’s turnover to be included into the turnover of the whole year or the service period and serve as the basis for the calculation of the discount in the annual fee:

a. Products are displayed under correct categories, and have not been misplaced;

b. The Merchant’s turnover needs to be authentic, legitimate, and not in violation of the Merchant’s agreement with Tmall and corresponding rules; and

c. Tmall has received payment for software service fee through real-time deduction in respect of product transactions;

For Merchants who have used services for at least a whole year, Tmall will conduct settlement for the return of annual fee according to the annual turnover of the Merchant’s store; for Merchants who have used services for less than a year, Tmall will recalculate the annual fee payable and the turnover that shall be achieved by the Merchant according to the ratio of the period of use of services to a whole year, and conduct assessment based on the turnover during the period of use of services to decide on whether to give any annual fee discount.

2. Software service fee in relation to the points system

The Merchant agrees to use the Tmall points module (and similar points modules subsequently provided by Tmall; the names thereof shall be subject to that actually used by Tmall) in the points system software (a marketing software that may be used to increase customer stickiness; see Article VI hereof for details), and pay the points system software service fee to an Alipay account designated by Tmall according to a certain ratio (see Appendix II hereto or a separate Terms of Tmall Services executed by the Parties for details) based on the amount of Tmall points granted by it to the consumers via the points system software (the actual amount shall be subject to that recorded by the Tmall system). The turnover shall be subject to the Merchant’s Alipay turnover recorded by the Alipay system.

The deduction and payment of the points system software service fee in Tmall points module will be completed automatically by Alipay according to the payment instructions given by Tmall via the software system. In case of return of goods and there is no fault on the part of the Merchant, Tmall will, after confirming that the return of goods is true, return to the Merchant the points system software service fee collected in respect of such return of goods, provided that the same applies only to refunds completed by the consumers and the Merchant via the Tmall online refund system. Where the Merchant provides any refund for the consumer offline, no matter what evidence is provided by the Merchant to prove that the refund in relation to the return of goods has actually occurred, Tmall will not support the return of the points system software service fee collected in respect of the refund to the Merchant.

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(II) Services provided by Party C and charges

1. Internet information services

Party C, as the owner of the domain name tmall.com, displays through its website page for the Merchant information on the Merchant’s goods and services, and provides the Merchant and consumers with a carrier for trading and communication. For the time being, Party C does not charge the Merchant or consumers any fee for the internet information services provided by it.

2. Second level domain name services

Party C permits the Merchant to use second level domain names bearing its brand keywords, trade name, and other signs pursuant to the Tmall Store Naming Conventions. The title to the second level domain names is vested in Party C, and Party C may withdraw second level domain names based on complaints filed by third parties or for self-use by Tmall. For the time being, Party C does not charge the Merchant for the second level domain name services provided by it.

3. Other services

During the performance hereof, Party C may provide the Merchant with marketing-like service, market consultation service, training service, etc. from time to time. Unless any separate agreement on the charging of fees is concluded and executed by the Parties, Party C does not charge the Merchant any fee for the above services for the time being.

(III) Service fee invoice

Upon the incurrence of any service fee, the Merchant may confirm information on invoice issuing with Tmall in the background of the Tmall store system, and Tmall will issue, upon receipt of the confirmation information, a VAT invoice for software service fee of corresponding amount and type to the Merchant. The specific issuing dates and intervals shall be subject to the provisions of Tmall rules.

(IV) Settlement of fees by renewing Merchants

For Merchants who have enabled services prior to the effectiveness hereof, upon their acceptance hereof, the fees payable by them for the civil year of 2016 shall still be settled in accordance with the agreement that has been reached by and among the Parties in respect of the use of Tmall services. In particular, for Merchants who have made commitments on minimum turnover and/or software service fee to Tmall within the civil year of 2016, fees shall still be settled with Tmall in accordance with the provisions of Terms of Tmall Services (Minimum Guarantee).

VI. Points system

During the operation of the Tmall platform, the Merchant agrees to use the points system software provided by Tmall (the collective name for marketing software provided by Tmall; the points include but are not limited to Tmall points, coupons, red envelope coupons, Tmall currency, and other types of points provided subsequently by Tmall), and pay software service fee in relation to the points system to Tmall in accordance with the provisions of Article V hereof.

(I) Grant of points

Subject to the payment of points system software service fee by the Merchant as provided for herein, the Merchant agrees that Tmall grants points to consumers in accordance with the following provisions:

1. Tmall grants Tmall points (and/or other types of points provided subsequently by Tmall) to consumers at a certain ratio (the minimum ratio is determined by Tmall, and may be raised by the Merchant) based on the amount paid by consumers for each order.

2. Tmall grants a certain amount of Tmall points to consumers in accordance with the provisions of Tmall rules on compensations made by Tmall Merchants to their members in the form of Tmall points (the specific amount of Tmall points to be granted shall be subject to the provisions of specific rules).

(II) Use of points

Consumers may enjoy discounts in the Merchant’s store with all types of points obtained by them. The Merchant may not refuse to allow consumers to enjoy prescribed discounts with points of corresponding types, and consumers may make payments for orders according to the discounted price. Given that the Merchant accepts Tmall points, and provides brand and points software promotion services for Tmall, Tmall will pay relevant promotional activity service fees to the Merchant according to the number of points used by consumers in transactions conducted in the Merchant’s store (the ratio of points to activity fees is determined by Tmall).

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(III) Return of points activity fees and invoicing

1. Where any transaction in which points are used by any consumer to offset against the amount of any order is finally cancelled, the Merchant shall return to Tmall the points activity service fees that have been paid.

2. Where any consumer fails to use points in accordance with Tmall rules (including without limitation rules on the common use of Tmall points, and other rules on the use of points), or uses points by taking advantage of any software vulnerability or system bug in the Tmall platform, such points will become void, and Tmall is not required to pay points activity service fees to the Merchant in respect thereof.

3. The Merchant shall, prior to May 31 in the following year after the execution hereof (or the date of termination hereof if this Agreement is terminated prior to May 31 in the following year), issue to Tmall a VAT special invoice for service fees in accordance with the points activity service fees received by it in the previous year.

VII. Consumer Protection Obligation

Consumer protection means that the Merchant shall perform the obligations of “accurate description of goods”, “return or replacement of goods without reason within 7 days”, and “genuine product guarantee” in displaying through the Tmall platform products other than second-hand and idle ones (hereinafter referred to as “brand new products”) and selling brand new products to buyers through Alipay services in accordance with the terms and conditions provided for herein and the rules published in Tmall website. Tmall will from time to time publish newly added consumer protection obligations or amend the original consumer protection obligations on Tmall website. Where the Merchant has any objection to the newly added or amended consumer protection obligations, it shall notify Tmall in writing, and Tmall may choose to dissolve this Agreement with the Merchant, or terminate the implementation of the newly added or amended content. Where upon the effectiveness of the newly added or amended content, the Merchant continues to use Tmall services, it will be deemed that the Merchant accepts the content newly added or amended by Tmall.

(I) Consumer protection items

The Merchant undertakes that in displaying product information and conducting product trading with buyers through the Tmall platform, it will:

1. perform the obligation of “accurate description”. “Accurate description” means that the Merchant undertakes that the product information uploaded by it to the Tmall website is in conformity with the real objects, and bears the burden of proof with respect to the accuracy and conformity of description. The obligation of “accurate description” shall cover the following content:

(i) All information in relation to any product per se as chosen or filled out by the Merchant for displaying the product, including but not limited to text description and product picture, which may be directly viewed by buyers on the detail page of such product;

(ii) The information on any product per se, postage, delivery, accessories, and other descriptions provided by the Merchant for any buyer during its communication with the buyer via Alitalk in the course of transaction falls under product information.

(iii) The Merchant is obliged to bear the liability for any quality problem or flaw of any product per se, unless the Merchant has described the quality problem or flaw in advance, and such quality problem or flaw is not in violation of the provisions of state laws and regulations or this Agreement;

(iv) Where the Merchant displays any product under the categories of men’s wear, women’s wear/women’s fine products, it shall use pictures of real objects, i.e., pictures of such product per se actually shot by the Merchant, excluding pictures from magazines or official websites and publicity pictures. If the Merchant violates the provisions of this clause, it will be deemed that the Merchant has violated the obligation of accurate description of products;

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2. perform the obligation of “return or replacement of goods without reason within 7 days”. “Return or replacement of goods without reason within 7 days” means that after any buyer has purchased any product from the Merchant through Alipay services, within 7 days upon its signed receipt of the product, if for subjective reasons the buyer is unwilling to complete the transaction, the Merchant undertakes that it will agree to provide the service of return or replacement of goods for the buyer in accordance with the provisions hereof. Where the buyer and the Merchant fails to reach any agreement through negotiation with respect to the return or replacement of goods, as a result of which the buyer files an application with Tmall for right protection against the Merchant and compensation on the ground of “return or replacement of goods without reason within 7 days”, and Tmall determines that the buyer’s application for compensation is established, the Merchant agrees to make corresponding compensation to the buyer as determined by Tmall, or have Tmall make compensation for the buyer on its behalf in advance. The obligation of “return or replacement of goods without reason within 7 days” covers the following content:

(i) The Merchant agrees to provide the service of return or replacement of goods without reason within 7 days based on the content published by Tmall on its website (including without limitation the “return or replacement of goods without reason within 7 days” service specifications of Tmall).

(ii) The Merchant agrees that once any application for the service of return or replacement of goods without reason within 7 days is filed with it by any buyer within 7 days upon its receipt of goods, the Merchant shall actively cooperate with and take the initiative to negotiate with the buyer, in the hope of the conclusion of an agreement on the return of goods and refund by and between both parties on a friendly and voluntary basis. With respect to any application for the replacement of any postage included product, the Merchant agrees to bear the postage for redelivery. The aforesaid time of signed receipt by the buyer shall be subject to the time recorded on the logistics receipt. Where there is a specific time on the logistics receipt, 7 days shall be 168 hours after such time; where there is only a date on the logistics receipt, 7 days shall be 168 hours as of the zero hour on the day immediately following such date;

(iii) The Merchant agrees that once a buyer files an application for refund upon its receipt of goods or claims for compensation within 14 days after the transaction is successfully completed on the ground of “return or replacement of goods without reason within 7 days”, the Merchant shall render active cooperation, and provide authentic, legitimate and valid evidence materials within the prescribed time limit at the request of Tmall. According to different categories of products, the Merchant shall submit according to the requirements informed by Tmall different evidence materials, and Tmall may request based on the handling of rights protection the Merchant to further provide other evidence materials;

(iv) The Merchant agrees that Tmall may, in handling claims for compensation filed by buyers based on “return or replacement of goods without reasons within 7 days” or relevant applications for return of goods, conduct surface examination of the evidence materials submitted by the Merchant and the buyers with an ordinary or non-professional level of knowledge, and make judgements based on the result of such examination. Where any damage is caused as a result of Tmall’s wrong judgement, Tmall will not bear any liability therefor, and the Merchant agrees to claim for compensation from the beneficiary by itself.

(v) Where the Merchant fails to provide relevant evidence materials within the prescribed time limit, or relevant evidence materials are obviously invalid, Tmall will determine that the buyer’s claim for compensation is established, and the Merchant agrees that it will compensate the buyer for any loss suffered by it according to the provisions hereof, and the amount of compensation shall be the price of the product that has been actually paid by the buyer.

3. perform the obligation of “observing commitments”. “Observing commitments” means that the Merchant shall strictly observe commitments made directly or indirectly to the buyers by all means, including but not limited to commitments made to the buyers through this Agreement, relevant rules of Tmall, online store, webpage on product details, and Alitalk communication.

4. perform the obligation of “genuine product guarantee”. “Genuine product guarantee” means that after any buyer has received any product purchased by it through Alipay services from the Merchant on the Tmall website, if the buyer deems that the product is a counterfeit (including pirated copyright) one, or is not an original and genuine one, or is imported without customs declaration, or is made up of counterfeit materials and ingredients (the definitions of counterfeit products, products imported without customs declaration, and products made up of counterfeit materials and ingredients shall be subject to the provisions of Tmall rules) and claims for rights protection against the Merchant and applies for compensation within the time limit prescribed by Tmall after negotiation between it and the Merchant fails, and Tmall determines that the buyer’s claim for compensation is established, the Merchant agrees to return to the buyer the price of the product that has been actually paid by it, increase the compensation to the buyer for any loss suffered by it (the amount of increased compensation shall be four times the price of the product that has been actually paid by the buyer), and bear all logistics fees for the product which is involved in rights protection. For any product sent by any consumer to Tmall for judgement and is determined by Tmall to be a counterfeit product, Tmall may contact the administration for industry and commerce for direct destruction, without returning it to the Merchant. As to measures for compensation concerning products under special categories (e.g. food), if the compensation standards provided for in relevant state laws and regulations are higher than those herein, the Merchant agrees that the provisions of such laws and regulations shall prevail.

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(II) Consumer protection responsibility and handling

1. Compensation in advance: means that after the Merchant has traded with any buyer in any transaction conducted on Tmall network platform through Alipay services, if the Merchant fails to perform any of its consumer protection commitments, Tmall may determine based on relevant evidence materials with an ordinary or non-professional level of knowledge whether the Merchant shall perform its refund or compensation obligations in accordance with the provisions of this Agreement and relevant rules of Tmall. Where it determines that the Merchant shall provide refund for or pay liquidated damages and/or compensation to any consumer, Tmall may inform Alipay to directly deduct corresponding amount from the Merchant’s security deposit to pay to the consumer, or use its own funds to pay to the consumer on behalf of the Merchant.

2. The Merchant clearly understands and agrees that it is the responsible subject for consumer protection. Upon the occurrence of any of the aforesaid circumstances under which the Merchant shall perform its consumer protection obligations, the Merchant shall ensure the buyers’ consumer rights and interests. Requests made by buyers in respect of the above issues shall be handled actively by the Merchant. The Merchant agrees that when Tmall accepts any application for consumer rights protection and compensation filed by any buyer, it shall render active cooperation, and provide relevant evidence materials within the time limit prescribed by Tmall, so as to prove that the product traded by it with the buyer does not have the problems pointed out by the buyer or conforms to the agreement between both parties, and ensure that the evidence materials submitted by it are authentic and legitimate.

VIII. Undertakings and Warranties of the Merchant

During the use of services, the Merchant undertakes and warrants that:

(I) It meets the application requirements provided for the current Tmall entry criteria, will provide Tmall with authentic, legitimate, accurate and valid information and materials, ensures the validity and security of its email address, contact number, contact address, post code, and other information, and ensures that Tmall and other users may contact it through the aforesaid means of contact. Meanwhile, the Merchant is obliged to update relevant information and materials in a timely manner upon any actual change to relevant materials.

(II) It will comply with this Agreement, Taobao Platform Service Agreement, Payment Service Agreement, Ant Check Later Payment Service Agreement, Alipay Points Service Agreement, and all rules and procedures published on Tmall.

(III) It has the capacity for rights and acts to conclude this Agreement and use relevant Tmall services.

(IV) All information displayed by it on Tmall is authentic and accurate, and conforms to relevant laws and regulations, this Agreement and Tmall rules.

(V) It has the legal right to sell the products involved in the transaction information displayed on Tmall.

(VI) It will sell products and provide “three guarantees” (for repair, replacement or compensation of faulty products) and other aftersales services according to requirements not lower than those provided for in the Quality Law of the People’s Republic of China, Law of the People’s Republic of China on the Protection of the Rights and Interests of Consumers, and other regulations, department rules and national mandatory standards.

(VII) It has the obligation to issue qualified invoices to the buyers in respect of the amount of cash actually paid in transactions conducted in its Tmall store; it will make tax declarations in accordance with the law to the competent taxation authority at the place where it is located in a timely manner and in full amount with respect to the actual amount of turnover of its Tmall store.

(VIII) It will make it clear that it only accepts “Alipay services” or other means of payment provided by Alipay as the payment instrument for it to conclude transactions through Tmall.

(IX) It warrants that during its use of services to conclude transactions, it will comply with the principle of good faith and will not engage in any act of unfair competition during the course of any transaction, disturb the normal order of online transactions, or engage in any act irrelevant with online transaction on Tmall platform.

(X) It warrants that all acts conducted by it during its use of services are in compliance with the state laws and regulations, relevant rules and provisions of Tmall, and social public interests and public morality.

(XI) It agrees that it will not make any commercial use of any data on Tmall, including but not limited to reproducing, transmitting, disclosing to others, or using any materials displayed by other users by any other means on Tmall website without prior written approval of Tmall.

(XII) It undertakes that it is obliged to manage its store and forthwith delete any information appearing in its store which is in violation of the provisions of relevant state laws and regulations and Tmall rules.

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(XIII) It undertakes that it has legitimate rights and qualification to upload to Tmall relevant product sales information and sell products, and the aforesaid acts have not constituted any infringement upon the legitimate rights and interests of any third party, including but not limited to the intellectual property rights, property right, right of portrait of any third party.

(XIV) It undertakes to disable the “pay with balance” function of its Alipay account (the Alipay account bound to the Merchant’s store hereunder). The Merchant authorizes Tmall to give an instruction to Alipay to disable the “pay with balance” function of its Alipay account.

(XV) It acknowledges that Tmall may assess and judge independently its entry information and brand operation applications, and the examination result shall be subject to the assessment and judgement by Tmall.

(XVI) It undertakes not to use any keyword of unauthorized brands in the products displayed by it.

(XVII) It undertakes to accept casual inspections conducted by Tmall to find out whether the products sold by it are from legitimate sources, and it has the obligation to keep relevant vouchers evidencing the legitimate source of its products. Where it is unable to provide any evidence in support of the legitimate source of its products, Tmall will, according to the actual situation, judge the authenticity of products, and the Merchant agrees to bear the unfavorable consequences of the evidence in respect thereof.

(XVIII) It acknowledges and accepts the spot checking of the quality and verification of the authenticity of its products conducted by Tmall in accordance with published rules for the purpose of maintaining a good market order and protecting consumers’ rights and interests. The Merchant may raise objections to the results of spot checking and verification in accordance with the published rules. With respect to any product which is proved through spot checking to have any quality problem or determined through verification to be counterfeit goods, all reasonable expenses incurred in the spot checking or verification shall be borne by the Merchant.

(XIX) It undertakes to agree that Tmall may display information on Tmall activities (e.g., “Double Eleven” online shopping event), consumer protection, and other information in a fixed position in the Merchant’s store, specifically, the space below the “product parameters” in the webpage on product details. The content of such information will be designed and made by Tmall based on relevant themes.

(XX) The Merchant agrees to authorize Tmall to cancel product transactions published by the Merchant which violate laws and regulations or may infringe upon the consumers’ personal and property rights and interests and, for completed transactions, notify the consumers of return of goods and refund.

(XXI) The Merchant agrees that Tmall prohibits the sale on Tmall platform of any brand which does not meet mandatory standards or is seriously inconsistent with recommended standards and its associated brands on products under the same category (including brands jointly used on products under the same category and brands registered by the same applicant and used separately on products under the same category, etc.), no matter whether the aforesaid brands serve as the main labels of its products.

(XXII) When selling goods, the Merchant undertakes that it will use its own source of goods or the source of goods of its affiliates or on the Tmall distribution platform to deliver goods to the consumers as the final retailer, and will not deliver goods to consumers through other retailers, retail enterprises, and retail websites. Tmall reserves the right to terminate this Agreement if the merchant violates the aforementioned commitments.

(XXIII) The Merchant undertakes that it will not take any means or measures, including but not limited to requesting expressly or impliedly users to or by any other means transfer any transaction which may be concluded by it through Tmall network platform, or receive the amount of any transaction without Alipay services, so as to avoid paying relevant service fees to Tmall.

IX. Rights and Obligations of Tmall

(I) Tmall has the obligation to maintain the normal operation of the entire Tmall online transaction platform with the existing technologies, so as to ensure the smooth completion of the Merchant’s online transactions; Tmall may decide, adjust or permit the categories, types and quantity of products of the Merchant to display based on the scope of business specified on the Merchant’s business license, the scope of brand license received by the Merchant, and the Merchant’s description of the scope of business of its own store;

(II) With respect to problems in relation to transaction or registration encountered by the Merchant during its registration and use of services and circumstances reported by the Merchant in respect thereof, Tmall shall give replies in a timely manner;

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(III) Due to the particularity of online transaction platforms, Tmall is not obliged to conduct any prior review of the transaction acts of all Merchants and other matters in relation to transaction, unless:

1. Any third party informs Tmall that it deems that some specific Merchant or transaction may have significant problems;

2. The Merchant or any third party informs Tmall that there is any illegal or improper act on the transaction platform;

3. Tmall finds out that some specific Merchant or transaction may have significant problems.

Through judgement with an ordinary or non-professional level of knowledge, Tmall may deem that relevant content or act is of an illegal or improper nature, and may choose to delete relevant information, take restrictive measures against the Merchant’s store, or cease the provision of services for the Merchant as the case may be.

(IV) Tmall may review the Merchant’s registration data and transactions and, in case of finding any problem in or having any doubt about the above information, send notification on query or requesting for corrections to the Merchant, or handle the same directly by deletion or taking restrictive measures against the Merchant’s store;

(V) Where it is confirmed in any effective national legal instrument or decision on administrative penalty that the Merchant is engaged in any illegal act, or Tmall has sufficient factual basis for determining that the Merchant is engaged in any act in violation of the law or this Agreement, Tmall may publish on Tmall website the Merchant’s illegal and/or breaching act;

(VI) Tmall may delete or take other restrictive measures with respect to some information displayed by the Merchant on Tmall online transaction platform without notifying the Merchant. Such information includes but is not limited to those under the following circumstances:

1. Tmall has reason to believe that the information is for the purpose of avoiding Tmall fees;

2. Tmall has reason to believe that the information is for the purpose of commercial hype, so as to improve credit rating and increase sales;

3. Tmall has reason to believe that the information contains fraudulent or other malicious or fake content;

4. Tmall has reason to believe that the information is irrelevant with online transaction or is not for trading purpose;

5. Tmall has reason to believe that the information involves malicious bidding or other factors with the intention of disturbing the normal trading order;

6. Tmall has reason to believe that the information is in violation of public interests or may seriously damage the legitimate interests of Tmall and/or other users.

(VII) The Merchant hereby grants Tmall a free license (and the right to grant sublicenses) for Tmall to, for the purpose of promoting relevant products and/or brands, use, reproduce, amend, rewrite, display, translate, distribute and present (in full or in part) all kinds of information published by the Merchant in its Tmall online store (including without limitation product trademark, logo, work, order information, and turnover) or produce derivative work thereof, and/or include the aforesaid information into other work in any form or through any media or technology currently known or developed in the future;

(VIII) Tmall will set or access Tmall cookies on the Merchant’s computer. Tmall permits companies that publish advertisements on Tmall webpage to set or access cookies on the Merchant’s computer. By obtaining data when the Merchant logs on, Tmall can provide the Merchant with personalized services with cookies. If cookies are rejected, the Merchant will not be able to use the services.

(IX) Tmall may transfer all of its rights and obligations hereunder to its affiliates based on business adjustment, in which case it will notify the Merchant in the form of website announcement 30 days in advance.

(X) Tmall may publish the monthly sales, monthly transaction records, and accumulated number of ratings of and other information on each product in the Merchant’s store, or use the same for publicity and promotion, and during the Merchant’s participation in market activities held by Tmall officially (including but not limited to “1111 Shopping Carnival”), Tmall may publish the total turnover and the turnover of goods under a certain category or a certain product in the Merchant’s store during the activity, or use the aforesaid information for publicity and promotion.

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X. Enabling and Term of Services

(I) Services will be enabled within fourteen (14) working days upon the satisfaction of all the following conditions:

1. The information submitted by the Merchant to Tmall is approved through examination by Tmall;

2. The Merchant meets the current Tmall Entry Criteria;

3. The Merchant and Tmall execute this Agreement by clicking on the button for the confirmation hereof online;

4. The Merchant and Tmall execute the Terms of Tmall Services by clicking on the button for the confirmation hereof online;

5. Payment of the annual software service fee payable by the Merchant has been successfully suspended in its Alipay account or remitted to Tmall Alipay;

6. Payment of the Merchant’s security deposit has been successfully suspended;

7. There has been no termination of cooperation by Tmall or violation of any agreement with Tmall prior to the application for the use of services;

8. Tmall has sent the notification of the enabled services to the Merchant.

(II) The term of services shall start from the date on which services are actually enabled and end on Dec. 31, 2017.

(III) Where the Merchant still fails to meet all conditions for the enabling of services as provided for in Paragraph 1 of this clause within fourteen (14) working days upon executing this Agreement or accepting the same online, or Tmall for any reason sends notification on refusing to provide services to the Merchant, Tmall may refuse to enable the services and terminate this Agreement. Where this Agreement is terminated before services are enabled, Tmall will not bear any liability for breach of contract or compensation.

XI. Confidentiality

(I) Trade secrets referred to herein include but are not limited to this Agreement, the content stated in any supplementary agreement, and other confidential information involved during the course of cooperation. No Party may, without the consent of the provider of any trade secret, disclose, transmit, edit or display such information to any third party. The Parties undertake that they will continue to bear the confidentiality obligation under this clause after the termination hereof, and the period of confidentiality will be extended for another three years.

(II) Where any trade secret is disclosed with the written consent of the other Parties or due to any compulsory administrative or judicial act of the state, the disclosing party does not bear any liability; where such trade secret is known by the public, the disclosing party does not bear any liability.

XII. Anti-commercial Bribery

Where the Merchant or any of its employees, shareholders, legal representatives, actual controllers or affiliates provides any employee or consultant of Tmall or its affiliates with physical objects, cash, cash equivalents, labor, trips, or other interests with a value significantly above that required for normal contact, it may be deemed that the Merchant is engaged in the act of offering commercial bribes.

In case of the above circumstances, Tmall may forthwith terminate all cooperation relationship with the Merchant (including but not limited to cooperation based on this Agreement) and collect liquidated damages and/or compensation from the Merchant. The liquidated damages shall be subject to the provisions of Tmall rules, and the amount of compensation shall be calculated based on the economic losses and loss of business reputation suffered by Tmall as a result of the Merchant’s bribery.

XIII. Limited Liability

(I) Tmall services are provided on an “as is” and “available” basis. The Merchant has fully understood the functions and service features of Tmall platform prior to the enabling of Tmall services, and agrees that Tmall is not required to bear any liability to the Merchant in respect of the existing software defect, insufficient function or any matter that requires improvement.

(II) Since Tmall has to provide services for a large number of Merchants, and the services provided are complex and highly technical, Tmall only bears the liability for breach of contract and/or compensation in respect of any loss suffered by the Merchant as a result of Tmall’s intentional or gross negligence, and the amount thereof shall be no higher than the service fees that have been paid by the Merchant.

(III) The use of Tmall to download any service or obtain any information is based on the independent judgment and at the risk of the Merchant. The Merchant is sorely responsible for any loss incurred to its computer system or data as a result thereof.

(IV) Under no circumstances will Tmall be responsible for any failure to provide or delay in the provision of services caused by Internet connection failure, computer system failure, communication failure, power failure, computer virus, hacking, strike, labor dispute, riot, uprising, riot, fire, flood, storm, explosion, war, and other force majeure events or any third party reasons.

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(V) Tmall only serves as the place for its users to search for objects to trade with, conduct negotiations about the trading of goods and services, and obtaining all kinds of services in relation to trading. The execution hereof does not mean that Tmall has become a participant in any transaction conducted by the Merchant with any third party on Tmall website, and Tmall only provides software service for the aforesaid transaction, and does not make any express or implied guarantee for the legitimacy and validity of the Merchant’s acts and the authenticity, legitimacy and validity of products.

(VI) During the use of Tmall services, the Merchant authorizes Tmall to perform the consumer protection obligation and bear the liability for making payments or compensation to the buyers on behalf of the Merchant. When Tmall makes any payment or compensation to any consumer on behalf of the Merchant, the Merchant agrees that Tmall may determine the liability for any transaction dispute and the amount thereof with non-professional or ordinary duty of care, and acknowledges such liability and amount determined by Tmall. Where it is finally proved that the determination of liability by Tmall is wrong, or the amount of compensation is too high, the Merchant agrees to recover the same from the beneficial consumer by itself, and not to hold Tmall accountable or claim for any right against Tmall.

XIV. Termination

(I) Natural termination: this Agreement will be terminated upon the completion of the performance hereof or the termination for whatever reason of the Payment Service Agreement executed by and between the Merchant and Alipay.

(II) Termination by notification: any Party hereto may terminate this Agreement by written notification fifteen (15) days in advance, provided that if the Merchant has made commitments on minimum turnover and/or software service fee to Tmall, before the minimum turnover is achieved or the minimum fee is settled, the Merchant may not exercise its right to dissolve this Agreement ex parte. Where the Merchant clicks on the “OK” button for exit online to apply for the termination hereof, the Merchant’s store will forthwith enter into the status of “supervision” (means that within a certain period of time the Merchant’s store and all information on products therein cannot be viewed through searching or visiting the store or product links), and fifteen (15) days later this Agreement will be terminated and the store will formally enter into the exit procedure. The Merchant may and may only use its Tmall account to handle transaction disputes and to settle accounts and invoices with Tmall within thirty (30) days of the withdrawal procedure.

(III) In case of the following circumstances, Tmall may forthwith exercise its right to dissolve this Agreement ex parte and close down the Merchant’s store:

1. The Merchant has violated Tmall rules to the extent that the cooperation between it and Tmall is required to be terminated;

2. Any information or document submitted by the Merchant is unauthentic, illegal or void, or the Merchant is unable to prove the authenticity, legitimacy and validity of its information or documents;

3. The Merchant does not have any legal qualification (administrative license or filing) for selling its products or services, or its products and services do not conform to state laws and regulations, rules and policies;

4. The Merchant violates Paragraphs (XXII) or (XXIII), Article VIII hereof;

5. The security deposit paid by the Merchant is insufficient; the Merchant fails to make up for the same by itself, and still fails to do so within a prescribed time limit after being urged by Tmall;

6. The Merchant is engaged in any violation of this Agreement or Tmall rules, and fails to make corrections within a reasonable time limit upon notification by Tmall;

7. Tmall determines that the Merchant is engaged in counterfeiting others’ trademark, product name, package and decoration, enterprise name, product quality mark, etc., which tends to result in confusion and misunderstanding among consumers;

8. The Merchant applies for bankruptcy, or is subject to bankruptcy application;

9. The Merchant loses its subject qualification (e.g., it applies for enterprise de-registration, or its business license is revoked).

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(IV) Where the Merchant fails to log on to Tmall with its Tmall service account and password within more than ninety (90) days, Tmall may terminate this Agreement.

(V) Handling of relevant matters after the termination hereof

1. After the termination hereof, Tmall will have no obligation to keep for the Merchant any information in the Merchant’s Tmall service account or in relation thereto, or forward any unread or unsent message to the Merchant or any third party, and will not bear any liability to the Merchant or any third party for the termination hereof;

2. No matter for what reason this Agreement is terminated, the Merchant shall fully and independently assume compensation and liabilities resulting form its acts prior to the termination hereof;

3. After the termination hereof, Tmall may keep the Merchant’s registration data and previous transaction records. Where the Merchant is engaged in any illegal act or violation hereof on Tmall online transaction platform prior to the termination hereof, Tmall still may exercise its rights provided for herein;

4. Where prior to the termination hereof: i) no transaction agreement has been reached in respect of the product information that has been uploaded by the Merchant to Tmall website, Tmall may delete relevant information on such product upon the termination hereof; ii) a transaction agreement has been reached by and between the Merchant and another user with respect to certain product information, Tmall may choose not to delete such transaction, provided that Tmall may notify the buyer in such transaction of the termination hereof upon the termination hereof.

5. Where this Agreement is terminated by Tmall for any of the above reasons, the Merchant’s store will forthwith enter into the exit procedure upon the termination hereof by Tmall, and the Merchant may and may only use its Tmall account to handle transaction disputes and to settle accounts and invoices with Tmall within thirty (30) days of the withdrawal procedure.

(VI) Where this Agreement is terminated during the term hereof for reasons other than the Merchant’s breach of contract or fault, the Merchant may request with the original of the invoice issued by Tmall for this Agreement (if issued) and refund application Tmall to return the service fees (if any) for the part of services that have not been performed to a bank account designated by the Merchant. In case of termination hereof under other circumstances, the service fees for the part of services that have not been performed will be directly used to offset against the liquidated damages or compensation payable by the Merchant.

(VII) After the termination of this service agreement, the Merchant agrees that Tmall may inform Alipay to suspend the payment of the balance in the Merchant’s Alipay account for 30 days, and use the same for the settling disputes over contract performance after the termination hereof or making compensation for consumer or third party right protection.

(VIII) Where the Merchant has any objection to the termination hereof by Tmall, it shall file a lawsuit with a people’s court with competent jurisdiction within 30 calendar days as of the date of receipt of notification on the termination hereof.

XV. Liability for Breach of Contract

(I) Where during its use of Tmall services, the Merchant is engaged in any infringement upon the rights and interests of any third party (e.g., consumer, intellectual property right holder, or actual user of products/services), violation of state laws and regulations, or any other violation of this Agreement and/or Tmall rules, in addition to the payment of liquidated damages to Tmall in accordance with this Agreement and/or Tmall rules, it shall compensate Tmall for losses (if any) suffered by Tmall as a result thereof. The losses for which the Merchant shall make compensation include but are not limited to:

1. The liquidated damages or compensation that shall be paid by Tmall to any third party as specified in any judicial decision against Tmall;

2. The refund, liquidated damages or compensation paid by Tmall on behalf of the Merchant to consumers;

3. The amount of any administrative penalty imposed on Tmall;

4. Lawyer’s fee paid by Tmall, and necessary costs incurred for eliminating ill effects.

(II) Where there is any overdue amount payable by the Merchant to Tmall, unless otherwise specified in Tmall rules, the Merchant shall pay liquidated damages to Tmall in the amount of five thousandths of such amount per day as of the date on which such amount becomes overdue.

(III) Any Party hereto exercising its right to dissolve this Agreement ex parte in accordance with the provisions hereof is not required to bear the liability for breach of contract, provided that where the Merchant has undertaken to pay minimum software service fee to Tmall, and it intends to exercise its right to dissolve this Agreement, it shall pay the minimum software service fee in full to Tmall in advance, otherwise it constitutes and shall bear the liability for breach of contract.

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(IV) Where the Merchant fails to issue within a prescribed time limit to Tmall an invoice for the costs of the points activity in the previous year, or the invoice type is not qualified, which is in violation of the provisions of Paragraph (III), Article VI hereof, the Merchant agrees to pay to Tmall 30% of the amount of the invoice for the costs of the points activity in the previous year as liquidated damages.

(V) Where the Merchant violates the provisions of Paragraph (XXIII), Article VIII hereof, Tmall may deduct all balance of the Merchant’s security deposit as liquidated damages, and recover losses (including but not limited to reduced income) incurred to Tmall as a result thereof from the Merchant.

(VI) Where any third party requests Tmall to delete the Merchant’s information on the ground of infringement by the Merchant, the Merchant agrees that Tmall does not bear any liability for the deletion. Where it is finally proved that the third party is in bad faith or lacks document of title, the Merchant agrees to hold the third party accountable by itself.

(VII) Where the Merchant’s interests are damaged due to Tmall’s intentional or gross negligence, Tmall’s liability for breach of contract and/or compensation to the Merchant shall be calculated based on the direct losses suffered by the Merchant.

XVI. Termination of business relationship

Where during the use of Tmall services (including without limitation the service items hereunder), the Merchant or any actual controller, director, manager, business responsible person thereof has conducted any of the following acts, Tmall may forthwith terminate the use by the Merchant of any of Tmall’s services (including but not limited to closing down all stores opened by the Merchant at Tmall), and Tmall and its affiliates may terminate any cooperation and cease to carry out any business cooperation with the Merchant:

1. Commercial bribery in violation of the principle of business integrity or affecting the business reputation of Tmall;

2. Suspected criminal offense in violation of the principle of business integrity or affecting the business reputation of Tmall;

3. Other acts in violation of the principle of business integrity or affecting the business reputation of Tmall.

XVII. Valid Notice

(I) The Merchant shall, at the time of entering into Tmall, provide authentic and valid contact information and, in case of any change thereto, have the obligation to update relevant information in a timely manner, and remain contactable.

(II) The Merchant’s member account (including subaccounts) generated when the Merchant registers with Tmall for logging on to the Tmall platform to receive and send direct messages, system messages and Alitalk instant messages, shall also serve as the Merchant’s valid contact information.

(III) Notices sent by the Merchant to Tmall hereunder shall be made in writing, and the delivery thereof shall be subject to receipt by Tmall Customer Satisfaction Department (attn.: Tmall Customer Satisfaction Department, add.: Post Office No. 1, Wenyi West Road, Yuhang District, Hangzhou, Zhejiang Province).

Notices sent by Tmall according to the valid contact information provided by the Merchant for Tmall shall be deemed delivered, in case of written notice on paper carrier, on the fifth natural day after mailing to the correspondence address provided by the Merchant or, in case of written notice sent to the Merchant by electronic means, including but not limited to announcements on Tmall platform, announcements on Taobao platform, short messages sent to the mobile number provided by the Merchant, emails sent to the email address provided by the Merchant, and Alitalk messages, system messages and direct messages sent to the Merchant’s account, after being sent successfully.

(IV) With respect to any dispute arising from its engagement in business operations on Tmall, the Merchant agrees that judicial authorities (including but not limited to people’s courts) may serve legal instruments (including litigation documents) to the Merchant by means of short message, email, Alitalk, or other modern communication mode, or mailing. The mobile number, email box, Alitalk account, and other contact information designated by the Merchant to receive legal instruments shall be the mobile number and email box provided by the Merchant when registering with and updating information on Tmall and the Alitalk account generated when the Merchant registers with Tmall. Legal instruments are deemed served after being sent by judicial authorities by the aforesaid contact means. The mailing address designated by the Merchant shall be the Merchant’s legal correspondence address, or any other valid correspondence address provided by the Merchant.

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The Merchant agrees that judicial authorities may serve legal instruments to the Merchant by using more than one or many of the above delivery methods. Where multiple delivery methods are used by a judicial authority to serve any legal instrument to the Merchant, the legal instrument shall be deemed served when it first reaches the Merchant, no matter by what means.

The aforesaid delivery methods acknowledged by the Merchant apply to all stages of judicial proceedings, including without limitation first instance, second instance, retrial, enforcement and supervision.

The Merchant warrants that the contact information provided by it is accurate and valid. In case of any alteration thereto, the Merchant shall notify Tmall and/or judicial authorities of the altered valid contact information in a timely manner. Where the contact information provided is inaccurate, or the altered address is not given in a timely manner, as a result of which any legal instrument cannot be served or is not served on time, the Merchant shall bear legal consequences that may arise therefrom.

XVIII. Settlement of Dispute and Miscellaneous

The interpretation and application hereof and disputes in relation hereto shall all be governed by the laws of the People’s Republic of China, and subject to the jurisdiction of the people’s court at the place where Tmall is located as the court of first instance.

If any terms hereof are deemed invalid or unenforceable, the aforesaid terms may be severed, and the remaining part hereof shall still have legal force and effect.

Tmall’s waiver of its rights provided for herein in case of any negligence or breach of contract by the Merchant shall not be deemed as its waiver of rights with respect to other negligence or breach of contract or negligence or breach of contract of the same kind in the future by the Merchant.

XIX. List of Appendixes

The Appendixes hereto are an integral part hereof, and have the same legal force and effect as the terms hereof.

Appendix I: Letter of Authorization

Appendix II: Tmall Service Terms

Party A: Fit Boxx Import and Export Trading (Shenzhen) Company Limited

(Seal: Fit Boxx Import and Export Trading (Shenzhen) Company Limited)

Party B: Zhejiang Tmall Technology Co., Ltd.

(Seal: Zhejiang Tmall Technology Co., Ltd. Special Seal for Contract (1))

Party C: Zhejiang Tmall Network Co., Ltd.

(Seal: Zhejiang Tmall Network Co., Ltd. Special Seal for Contract (1))

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Appendix I:

Letter of Authorization

To: Alipay (China) Network Technology Co., Ltd.

We hereby inform you that we authorize you to directly suspend the payment of and pay the balance in our Alipay account with you in accordance with the provisions of the Tmall Service Agreement entered into by and among us and Zhejiang Tmall Network Co., Ltd. and Zhejiang Tmall Technology Co., Ltd. (hereinafter referred to collectively as “Tmall”) and the appendixes thereto as instructed by Tmall during the term thereof.

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Appendix II:

Terms of Tmall Services
Party A:	Fit Boxx Import and Export Trading (Shenzhen) Company Limited
Party B:	Zhejiang Tmall Technology Co., Ltd.
Party C:	Zhejiang Tmall Network Co., Ltd.
Party A undertakes that:

i) it will not sell products under categories or of brands which have not been approved by Tmall through examination;

ii) it will not sell counterfeit products, non-original and genuine products, and those imported without customs declaration;

iii) the products displayed on Party C’s platform are not in short supply, out of stock, and the price thereof does not deviate significantly from the market price;

iv) it will comply with relevant rules of Tmall and earnestly perform its obligations as a seller; where Party A violates any of the above commitments, Party B and Party C may forthwith terminate all services and relevant agreements.

Party A’s information
Tmall service account (i.e., name of Tmall store):	hoii flagship store
Alipay account name:	queenielam@fitboxx.com
Amount of the Merchant’s security deposit:	150,000.00
Services provided by Party B and charges
Service Items	Fees	Amount		Terms of Payment	Note
Software service in relation to internet information service	Software service fee deducted in real time	Calculation formula: rate × turnover	Specific rates shall apply according to the categories of products actually sold (see the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017 for details)	Real-time transfer by Alipay from the payments for orders made by buyers to the Merchant to the beneficiary account of Tmall	Software service fee is calculated in accordance with the “calculation formula” at the corresponding rate selected automatically from the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017 based on the information on products actually traded by Party A and deducted in real time by the system

	Annual software service fee	Calculated at the rates in the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017 based on the term of service		A lump sum payment of the fees for a whole year prior to the enabling of services	In order to encourage the Merchant to improve service quality and increase turnover, except for special categories, Tmall will give conditional commercial discounts in the annual software service fee to the Merchant. See the List of Annual Fees and Software Service Fees for Different Categories of Goods of Tmall in 2017 for details of the specific preferential conditions and standards of discounts.
Software service in relation to the points system	Points system software service fee	Calculation formula: rate × turnover		Real-time transfer by Alipay from the payments for orders made by buyers to the Merchant or the Merchant’s Alipay account to the beneficiary account of Tmall	The rate is 1%. The specific rate is subject to that set in the system.
Services provided by Party C and charges
Internet information service	Display service fee	No charges for the time being		/	/
Second level domain name service	Second level domain name service fee	No charges for the time being		/	/
Other services	Market research fee, etc.	No charges for the time being		/	/
Term of service	From the date of enabling of services to Dec. 31, 2017

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